Exhibit 17

Dr. Kenneth S. Schwartz

26 Navajo Road

Manalapan, NJ 07726

To: Ridgefield Acquisition Corporation

Please accept my resignation from the Board of Directors as of June 18, 2015, for personal reasons.

Sincerely,

/S/ Dr. Kenneth S. Schwartz